Exhibit 10.5

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is made effective this 9th day of February, 2016 by and between ActiveCare, Inc., a Delaware corporation (the "Company"), and ______________, an individual (the "Investor").

WHEREAS, the Company and Investor entered into an Account Receivable Purchase Agreement dated September 5, 2014 ("A/R Agreement") wherein Investor invested $________; and

WHEREAS, the Company is in default under the terms of the A/R Agreement and the Company owes Investor $________ (the "Obligation"); and

WHEREAS, the Company is currently in the process of completing a financing with Partners for Growth IV, L.P. ("PFG") in which PFG is requiring debt holders including Investor to subordinate their debt to the PFG financing; and

WHEREAS, the Company and Investor desire to settle the Obligation and terminate the A/R Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the agreements set forth below, the parties agree as follows:

1.            Termination of A/R Agreement.  This agreement replaces and terminates the A/R Agreement.

2.            Conversion of Obligation.  Investor hereby elects to convert all of the Obligation into Common Stock of the Company at $.04 per share (the "Conversion Shares").  The Conversion Shares will be delivered within 14 days of the execution date of this Agreement.
3.            Other Provisions.
3.1            Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States Mail, as follows:

(i)	If to the Company, to:
ActiveCare, Inc.
1365 West Business Park Dr., Suite 100
Orem, Utah 84058

With a copy (which shall not constitute notice hereunder) to:

Durham, Jones & Pinegar, P.C.
Attention:  Kevin R. Pinegar, Esq.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111

(ii)	If to Investor:
______________
______________
______________

Any party may change its address for notice hereunder by notice to the other parties hereto.

3.2            Entire Agreement.  This agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

3.3              Governing Law: Venue.  The parties submit themselves to the jurisdiction of the Federal and State courts located in Utah and agree to commence any lawsuit arising under or relating to this Agreement in such courts.

3.4              Assignment.  This Agreement and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

3.5            Headings.  The headings of this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Date first above-written.

ActiveCare, Inc.                                                                                                  Investor:

By: __________________________                                                                   __________________________
__________________________
Its: __________________________